Exhibit 99.3

WRITTEN CONSENT OF

THE VOTING UNITHOLDERS OF

PS SPINE HOLDCO, LLC

This Written Consent is solicited by the Board of Managers of PS Spine HoldCo, LLC

Please return this consent no later than 5:00 pm (Eastern Time) on February 13, 2019, which is the final date that the board of managers of PS Spine HoldCo, LLC, a Delaware limited liability company (“PS Spine”) has set for receipt of written consents. Your units will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of Class A Preferred Units, Class B Preferred Units, Class E-1 Preferred Units, Class F Preferred Units, Common Units and/or Class A Common Units of PS Spine on February 6, 2019, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned units of PS Spine that the undersigned holds of record as of February 6, 2019.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, dated February     , 2019, which is part of the registration statement on Form S-4 (No. 333-228694) of Bears Holding Sub, Inc., a Delaware corporation (“Holdco”), and which more fully describes the proposal below.

1.

Approval of the Master Transaction Agreement, dated as of November 1, 2018, among RTI Surgical, Inc., a Delaware corporation, PS Spine, Holdco and Bears Merger Sub, Inc., a Delaware corporation, and the transactions contemplated thereby, including the Contribution (as defined therein).

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to PS Spine by hand, or by mailing it to PS Spine HoldCo, LLC, 505 Park Avenue, 14th Floor, New York, New York 10022, Attention: Secretary, or by emailing a .pdf copy of this Written Consent to InvestorRelations@paradigmspine.com.

IF AN INDIVIDUAL:	IF AN ENTITY:

(please print or type complete name of entity)

By: ________________________________ (duly authorized signature)	By: ________________________________ (duly authorized signature)

Name: ______________________________ (please print or type full name)	Name: ______________________________ (please print or type full name)

Title: ______________________________ (please print or type full title)	Title: _______________________________ (please print or type full title)

Date: _____________________, 2019	Date: _____________________, 2019